                                         OPPENHEIMER MULTI CAP VALUE FUND
                                     Supplement dated ___________, 2002 to the
                                        Prospectus dated ____________, 2002

The Prospectus is changed as follows:

1.      Class B, Class C, Class N and Class Y shares are not currently available for sale.

2.     The minimum initial purchase for Class A shares is $25,000 and the minimum subsequent investment is
       $5,000.  The minimum subsequent purchase amount through AccountLink is also $5,000.  The minimum initial and subsequent purchase amounts for retirement accounts are $5,000.

3.      No concessions are paid to brokers and dealers for the sale of Class A shares.  The distributor currently retains the entire sales charge.

4.      No Distribution or Service (12b-1) fee is currently paid on shares of the Fund.

5.      PhoneLink, Internet access and automatic purchase and withdrawal plans are not available.

_________, 2002                                                                       PS0600.001